A Special Meeting of the Shareholders of the Munder Framlington
Global Financial Services Fund was held on April 2, 2002. The Special Meeting was adjourned to another date in order to permit shareholders further time to respond to the solicitation of proxies. On May 1, 2002, the Special Meeting reconvened.

      The purpose of the Special Meeting was to seek the approval or disapproval from the shareholders of the Munder Framlington Global
Financial Services Fund of an Agreement and Plan of Reorganization providing for the acquisition of all of the assets of the Munder Framlington Global Financial Services Fund, a series of The Munder Framlington Funds Trust, by the Munder Large-Cap Value Fund, a series of The Munder Trust, and the assumption of all liabilities of the Munder Framlington Global Financial Services Fund by the Munder Large-Cap Value Fund in exchange for shares of the Munder Large-Cap Value Fund and the subsequent liquidation of the Munder Framlington Global Financial Services Fund. The Agreement and Plan of Reorganization was approved by shareholders.

The results of the voting for the Special Meeting are set forth below.

Number of Votes Cast by the Munder Global Financial Services Fund

For 167,466
Against 4,981
Withheld 0
Abstentions 9,401
Broker Non-Votes 0

  On May 3, 2002, the Munder Large-Cap Value Fund, acquired all of the assets of the Munder Framlington Global Financial Services Fund and assumed all liabilities of the Munder Framlington Global Financial Services Fund in exchange for shares of the Munder Large-Cap Value Fund and the subsequent liquidation of the Munder Framlington Global Financial Services Fund.

Number of Shares issued of Munder Large-Cap Value Fund for shares of Munder Framlington Global Financial Services Fund
Class A 70,214
Class B 87,311
Class C 47,788
Class Y 6,421

Unrealized appreciation depreciation immediately prior to acquisition of all assets and assumption of all liabilities of Munder Framlington Global Financial Services Fund $(64,642)

There were no unpaid undistributed income or gain amounts prior to the merger of Munder Framlingtion Global Financial Services Fund.

Net assets of Munder Framlington Global Financial Services Fund
Prior to Merger
Class A $863,888
Class B $1,063,422
Class II $581,561
Class Y $79,167

After Merger
$Class A 0
$Class B 0
$Class II 0
$Class Y 0

Net assets of Munder Large-Cap Value Fund
Prior to Merger
Class A $6,766,027
Class B $12,145,265
Class II $3,656,660
Class K $61,096,135
Class Y $83,223,633

After Merger
Class A $7,629,915
Class B $13,208,687
Class II $4,238,221
Class K $61,096,135
Class Y $83,302,800